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                                                                   Exhibit 10.10


                   MAINTENANCE AND PROVISIONING SERVICES AGREEMENT

     This MAINTENANCE AND PROVISIONING SERVICES AGREEMENT (the "Maintenance Agreement") is made and entered into as of the 29th day of April, 1998
(the "Effective Date"), by and between PATHNET, INC. (hereinafter "Pathnet"), a Delaware corporation, having its principal place of business at 1015 31st Street, NW, Washington, DC 20007 and NORTHERN BORDER PIPELINE COMPANY (hereinafter, "Incumbent"), a Texas general partnership of 1111 South 103rd Street, Omaha, Nebraska, 68124 (collectively, the "Parties" and each, a "Party").

                                 W I T N E S S E T H:

     WHEREAS, Pathnet is engaged in the business of creating high-capacity, digital microwave communications systems for purposes of marketing the long distance telecommunications capacity created by such systems;

     WHEREAS, Incumbent and Pathnet have entered into a Fixed Point Microwave Services Agreement pursuant to which, among other things, Pathnet has agreed to construct and install a high-capacity digital microwave system utilizing Incumbent's microwave telecommunications assets;

     WHEREAS, Pathnet wishes to engage the services of Incumbent to provide routine and corrective maintenance and provisioning services on Incumbent's Equipment and System and to maintain Incumbent's Segment of the Pathnet network at a minimal level of acceptability to ensure overall effective operations;

     WHEREAS, Incumbent wishes to perform Maintenance and Circuit Provisioning for such System for Pathnet,

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:


1.   DEFINITIONS

     1.1  CERTAIN DEFINITIONS

          1.1.1 "BUILD-OUT PERIOD" shall mean the period of time between final design approval and final testing and acceptance during which the Initial System is installed.


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          1.1.2     "CIRCUIT PROVISIONING" shall mean the wiring, circuit pack placement and coordinated testing to ensure that DS-1 and/or DS-3 service requests meet technical operating services standards.

          1.1.3 "CRITICAL SERVICE LEVELS" shall mean the service levels and standards of operations set forth in Schedule B that are essential for Pathnet to provide reliable, error free traffic to IXCs or other customers for capacity.

          1.1.4 "DISPATCH CHARGE" shall mean the per Circuit Provisioning dispatch fee paid by Pathnet to Incumbent upon successful completion of a Circuit Provisioning dispatch.

          1.1.5 "EQUIPMENT" shall mean any and all digital microwave radios, radio components, cards, antennas, waveguides, multiplexers (OC-3 to DS-1) and other equipment or parts as required for the operation of the System provided and installed by Pathnet and subject to Incumbent's Maintenance obligations under this Maintenance Agreement.

          1.1.6 "FACILITIES" shall mean the Incumbent's towers, buildings and sites used for the purpose of operating the microwave communications System described in Schedule F to this Maintenance Agreement.

          1.1.7 "FIELD TECHNICIAN" shall mean Incumbent's operator's employees, agents or subcontractors certified by Pathnet to provide Maintenance, pursuant to this Maintenance Agreement, as they may change and be recertified from time to time.

          1.1.8     "FORCE MAJEURE" shall mean an event as defined in Section
          14.3 of this Maintenance Agreement.

          1.1.1 "FPM AGREEMENT" shall mean the Fixed Point Microwave Services Agreement by and between Pathnet and Incumbent, dated October 17, 1997.

          1.1.9 "INITIAL SYSTEM" shall mean the initial system with a 1 x 1 configuration which is comprised of the first 85 DS-1's (which is equivalent to 2,040 DS-0's) of the System and the System's 85 DS-1 protect channels.

          1.1.10 "MAINTENANCE" shall mean the ongoing and scheduled inspections, ongoing and scheduled repair, ongoing and scheduled prevention of repair, and unscheduled, on-call corrective action of any and all Equipment necessary for the System to operate in accordance with the Performance Standards as set forth in this Agreement and its Schedules.

          1.1.11 "MAINTENANCE AND PROVISIONING TEST EQUIPMENT" shall mean used or owned equipment (including methods and tools) required to test and maintain the


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          Equipment and System in accordance with the Performance Standards of this Agreement and its Schedules.

          1.1.12 "MONTHLY SERVICES CHARGE" shall be as set forth in Section 6 and Schedule C of this Maintenance Agreement.

          1.1.13 "NETWORK MONITORING CENTER" shall mean the center established by Pathnet to monitor Incumbent's System and other Systems comprising the Pathnet network.

          1.1.14 "NON-INCUMBENT SITE" shall mean sites not owned or leased by Incumbent and not part of the Incumbent System.

          1.1.15 "OUTAGE" shall mean any unscheduled interruption in telecommunication services along the Segment that occurs after ten
          (10) consecutive severely errored seconds have occurred. (Outage is usually measured in outage seconds.)

          1.1.16 "PASS-THROUGH EXPENSES" shall mean Incumbent's reasonable and actual out-of-pocket expenses required to operate the System to be paid and reimbursed by Pathnet that are outside of (i) the Services obligations and costs paid to Incumbent pursuant to this Maintenance Agreement or (ii) the scope of the services to be provided pursuant to this Maintenance Agreement.

          1.1.17 "PATH" shall mean the physical spatial separation between point-to-point towers, housing and microwave antenna.

          1.1.18 "PERFORMANCE STANDARDS" shall mean individually and collectively the quantitative and qualitative performance standards and commitments for the services contained in this Maintenance Agreement, including, but not limited to, the Critical Service Levels.

          1.1.19 "PREVENTIVE MAINTENANCE" shall mean the ongoing and scheduled Maintenance required for the normal operations of the Equipment and System, as more fully described in Schedule A.

          1.1.20 "REMEDIAL MAINTENANCE" shall mean unscheduled, on-call Maintenance (i) to correct an Outage, (ii) to restore operations to above Critical Service Levels, or (iii) to restore the Equipment and the System to good operating condition, as more fully described in Schedule A.

          1.1.21 "SERVICES" shall be as defined in Section 3 and Schedule A of this Maintenance Agreement.


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          1.1.22    "SITE" shall mean a physical location on which a tower or
          other structure is located which houses such microwave antenna, radios and other communications equipment.

          1.1.23 "SPARE PARTS" shall mean equipment and parts provided by Pathnet to Incumbent pursuant to the performance of Incumbent's maintenance obligations hereunder.

          1.1.24 "STOCKING DEPOT" shall mean an enclosed and reasonably protected storage facility required for housing the Spare Parts inventory.

          1.1.25 "SYSTEM" shall mean the high-capacity digital SONET microwave radio equipment (6 GHz/30 MHz) antenna, waveguides, components, Facilities and FCC licenses, installed and assembled capable of transmitting, receiving and transporting telecommunications signals over the segment, as set forth in Schedule F.

          1.1.26 "WORK ORDER" shall mean an order for Circuit Provisioning sent electronically or by facsimile by Pathnet to Incumbent.

     1.2  OTHER TERMS

     Capitalized terms used in this Maintenance Agreement but not defined herein shall have the definitions set forth in the FPM Agreement unless the context dictates otherwise. References herein to Schedules are to the Schedules attached to this Maintenance Agreement unless otherwise specified. Other Terms used in this Maintenance Agreement are defined in the context in which they are used and shall have the meaning, there indicated.


2.   TERM

     2.1  TERM

     The term of this Maintenance Agreement shall be one (1) year from the Effective Date (the "Term"). The Services and charges for the Services shall commence upon the receipt of common carrier licenses for the Initial System on any Segment. Commissioning of the Initial System shall occur as agreed upon by Pathnet and Incumbent pursuant to the acceptance procedures of the FPM Agreement.

     2.2  EXTENSION

     This Maintenance Agreement shall be renewed automatically for successive, one-year renewal terms and shall terminate upon expiration of the Agreement; provided that (i) Incumbent does not give Pathnet notice at least ninety (90) days before expiration of the


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     term indicating that Incumbent will terminate this Maintenance Agreement for convenience, pursuant to Section 9.2 hereof; (ii) Pathnet does not provide notice to Incumbent that Pathnet will not renew the contract due to Incumbent's failure to perform the Services pursuant to Section 7.2 hereof; or (iii) either Party does not terminate this Maintenance Agreement for cause pursuant to Section 9.1 hereof.


3.   SERVICES

     3.1  PROVISION OF SERVICES

          3.1.1 GENERAL. Upon receipt of the common carrier licenses for the Initial System, Incumbent shall provide the following Maintenance and Circuit Provisioning services, functions and responsibilities on the Equipment and at the Facilities, as such Equipment may evolve or be supplemented, enhanced, modified or replaced during the Term (the "Services"):

               the services, functions and responsibilities described in this Maintenance Agreement and its Schedules; and

               the services, functions and responsibilities performed by Incumbent's personnel and Subcontractors during the twelve (12) months preceding the Effective Date who were responsible for maintaining the Incumbent's existing telecommunications system, even if the service, function or responsibility is not specifically described in this Maintenance Agreement.

               upon execution of this Maintenance Agreement and prior to the Commissioning of the Initial System, Incumbent shall continue to perform the maintenance duties on the Facilities during the Build-out Period, as performed during the twelve (12) months preceding the Effective Date.

          3.1.2 IMPLIED SERVICES. If any services, functions or responsibilities not specifically described in this Maintenance Agreement are mutually agreed to be required for the proper performance and provision of the Services, they shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Maintenance Agreement. Except as otherwise expressly provided in this Maintenance Agreement, Incumbent shall be responsible for providing the facilities, personnel and other resources required to perform the Services.


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     3.2  SERVICES REQUIREMENTS

          3.2.1     TIMING OF SERVICE.


               GENERAL. Incumbent shall perform all Services in at least the intervals and time periods set forth in Schedule A.

               OUTAGE, CRITICAL SERVICE LEVELS, OTHER ADVERSE IMPACTS. In the event of an (i) Outage, (ii) degradation of the System's operation below Critical Service Levels, or (iii) any other problem that threatens to adversely impact the System or the integrity of the System, Incumbent shall be on-site at any Incumbent Facility as required to provide Remedial Maintenance within two (2) hours of receipt of a Trouble Ticket and shall repair the System to normal operations within a cumulative mean time of four (4) hours after the receipt of a Trouble Ticket. Notwithstanding the foregoing, Incumbent shall make reasonable efforts to ensure that all capacity is restored to service as promptly as practical in order to restore service after an Outage.

               CIRCUIT PROVISIONING. Upon receipt of a Work Order, Incumbent shall dispatch a Field Technician to perform the work function by the required date designated in the Work Order.

          3.2.2     DISPATCH AND NOTIFICATION.

               DISPATCH. Incumbent shall make Field Technicians available to provide Services twenty-four (24) hours a day, seven (7) days a week. Pathnet shall provide System monitoring from the Network Monitoring Center twenty-four (24) hours a day, seven (7) days a week for reporting of System failures. Incumbent must include in Exhibit A-1 to Schedule A procedures and personnel involved, including an escalation list of individuals responsible for repairing the System to normal operations, in the event of a Field Technician dispatch which procedures shall be approved by Pathnet.

               NOTIFICATION. Notification of a Trouble Ticket shall be deemed to be received by Incumbent upon initiation by Pathnet through the Network Monitoring Center and electronic or facsimile receipt by Incumbent. The Network Monitoring Center shall initiate a Trouble Ticket pursuant to the procedures set forth in Section
               3.2.7 of Schedule A.

     3.3  SERVICES EXCLUSIONS

          3.3.1 TOWERS AND SHELTERS. Except as provided in the Section 2 of Schedule A, this Maintenance Agreement does not include maintenance obligations for any tower, tower lighting, FCC or FAA tower regulatory requirement or equipment


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          shelter which shall be owned and maintained by Incumbent outside of the scope of this Maintenance Agreement; provided, however, that Incumbent shall maintain such towers and shelters as required to support the continuous and reliable operation of the System and network without material degradation to either the Equipment or System.

          3.3.2 OTHER EXCLUSIONS. In the event that telephone lines, equipment or interconnections provided by or required by third parties are used in conjunction with Pathnet's Equipment, Incumbent shall have no maintenance obligation or responsibility for such telephone lines or third-party equipment. Incumbent shall, upon request by Pathnet, assist in repairing those lines so all equipment and systems are operational; provided that Pathnet shall adjust the Monthly Service Charge pursuant to Section 5.4 of this Maintenance Agreement to reflect such additional Services.


4.   EQUIPMENT; FACILITIES

     4.1  EQUIPMENT

     The Equipment may change or may be replaced, modified, or enhanced over time as a result of new technology; provided that Pathnet shall provide written notice to Incumbent of any such change or replacement. In the event of a Capacity Expansion under the Agreement, the Equipment shall include any additional Equipment required for such Capacity Expansion.

     4.2  SPARE PARTS; REPLACEMENT EQUIPMENT

          4.2.1 SPARE PARTS. Pathnet shall provide and Incumbent shall store Spare Parts to the Equipment at the Stocking Depot in the type and quantity as agreed upon and as set forth in Schedule E; provided that Incumbent may supplement the Spare Parts beyond Incumbent's designated allocation of Spare Parts at its sole discretion. Such supplemental spare parts shall be provided by Pathnet. Incumbent shall store such Spare Parts beyond Pathnet's designated allocation of Spare Parts at appropriate depots to allow for a reasonable response within the time parameters set forth in Section 3.2 and Schedule A of this Maintenance Agreement. Pathnet, through the Network Management Center, shall assist Incumbent in identifying modules or Spare Parts necessary to expedite any required repairs. Incumbent shall utilize the modular exchange program that Pathnet has established in order to maintain an adequate inventory of Spare Parts. Incumbent shall be responsible for notifying Pathnet of any shortages in type or quantities of Spare Parts required to meet Incumbent's obligations to provide Services under this Maintenance Agreement; provided that Pathnet shall ship any such requested Spare Parts in accordance with the Spare Parts shipping procedures set forth in Schedule G.


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          4.2.2     REPLACEMENT EQUIPMENT.  At its sole discretion, Pathnet may replace any Equipment, provided that such Equipment does not materially degrade the Initial System and Pathnet provides reasonable notice of such replacement to Incumbent. Upon reasonable notice to Incumbent that any such Equipment requires replacing, Incumbent shall be responsible for providing the labor and other associated costs of installing any such Equipment, pursuant to any Monthly Services Charge adjustment set forth in Section 5.4 of this Maintenance Agreement.

     4.3  FACILITIES

     Incumbent shall be responsible for performing the Services at the Facilities as set forth in Schedule F, as such Facilities may be amended from time to time. Pursuant to the Agreement, the Facilities shall be maintained at the environmental conditions necessary to support the Equipment, in accordance with the manufacturers' specifications set forth in the Agreement.

5.   CHARGES

     5.1  GENERAL

     All Monthly Services Charges to be paid by Pathnet to Incumbent upon receipt of FCC common carrier licenses on any Segment are set forth in this
     Section 5 or in Section 2.1 of Schedule C. Pathnet shall not be required to pay Incumbent any amounts for the Services in addition to those payable to Incumbent under this Section 5 or Schedule C, except as provided for in
     Section 2.2 of Schedule C.

     5.2  PASS-THROUGH EXPENSES

     Pass-Through Expenses shall be paid directly by Pathnet or through Incumbent upon Pathnet's prior approval and acceptance of such Pass-Through Expenses. If the Parties agree that a particular Pass-Through Expense is to be paid by Pathnet directly, Incumbent shall promptly provide Pathnet with the original invoice for such expense.

     5.3  TAXES

     The Parties' respective responsibilities for taxes arising under or in connection with this Maintenance Agreement shall be as follows:

          5.3.1 Each Party shall be responsible for any personal or real property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.


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          5.3.2     Pathnet shall be responsible for any sales, use, excise,
          value-added services, consumption, and other taxes and duties payable by Incumbent on any goods or services used or consumed in providing the Services, where the tax is imposed on Incumbent's acquisition or use of such goods or services and the amount of tax is measured by Incumbent's costs in acquiring such goods or services; provided, however, that Pathnet shall not be responsible for any Federal, state or local income taxes of Incumbent or franchise taxes. Pathnet will pay the applicable taxes levied directly on fees paid to Incumbent for the Services as defined in Section 5 or in Section 2.1 of Schedule C.

     5.4  NEW SERVICES

     Pathnet shall pay Incumbent for the performance of any new Services requested by Pathnet and accepted by Incumbent outside of the core Services for maintenance or provisioning. Pathnet shall pay for such new Services as agreed upon by the Parties based on the procedures set forth in Section
     2.4 of Schedule C. Such new Services may include, without limitation: (i) performance of Maintenance services at the interconnection facilities between Pathnet's network and the System, (ii) cost of Equipment removal upon Pathnet's termination of this Maintenance Agreement, or (iii) any other services not included in the Services as defined in this Agreement.


6.   INVOICING AND PAYMENT

For all charges pursuant to Schedule C, Incumbent shall send Pathnet a monthly invoice covering the fees and charges for the prior months' Services. Subject to Section 7.2.1, Pathnet shall pay the amount of each monthly invoice within thirty-five (35) days of date of invoice. Such amount shall be due and payable whether or not the Equipment is operating. Any and all disputes with regard to charges payable under this Maintenance Agreement shall be settled in accordance with the Section 15 of this Agreement.


7.   PERFORMANCE STANDARDS

     7.1  GENERAL

     Incumbent shall perform the Services at least to the level and degree of accuracy, quality, completeness, timeliness, responsiveness and efficiency as set forth in the Critical Service Levels in Schedule B. At all times, Incumbent's level of performance shall meet Performance Standards as identified in this Maintenance Agreement and its Schedules and shall be consistent with industry standards.


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     7.2  FAILURE TO PERFORM

          7.2.1 Incumbent recognizes that its failure (i) to meet any Critical Service Level, (ii) correct any Outage, (iii) remedy any other problem that threatens to adversely impact the operation of the System or (iv) perform Circuit Provisioning in a timely manner may have a material adverse impact on the business and operations of Pathnet. Accordingly, in the event that Incumbent on more than one occasion during the term of this Agreement (i) fails to meet any Critical Service Level, (ii) correct any Outage, (iii) remedy any other problem that threatens to adversely impact the operation of the System or (iv) perform Circuit Provisioning in a timely manner for reasons other than the wrongful actions of Pathnet or circumstances that constitute Force Majeure under this Maintenance Agreement, Pathnet, at its sole discretion, may elect (i) to not renew this Maintenance Agreement or (ii) to supplement the provision of Services as provided by Incumbent by appointing a new Maintenance provider, or
          (iii) to suspend payment of the Monthly Services Charges.

          7.2.2 In the event of any problem affecting the operation of the System (including, without limitation, the events listed in Section 7.2.1), Incumbent shall (i) investigate and report to Pathnet the causes of such problem or in the event of an Outage; (ii) advise Pathnet of the status of remedial efforts being undertaken with respect to such problems; (iii) correct the problem as soon as practical and restore the System's operation to the Critical Service Levels; and (iv) take appropriate preventive measures so that the problem does not recur.

          7.2.3 Subject to the provisions of Section 5.4 of the Fixed Point Microwave Service Agreement, Pathnet or its designee shall have the right to free, full and immediate access to any and all affected Facilities to repair, replace, update, or otherwise modify the Equipment or System and to supplement the Services (including provisioning or other Services required to operate the Pathnet network); provided such supplemental Maintenance will not degrade the operation of the Initial System. Upon Pathnet's prior notification, Incumbent shall reasonably cooperate with Pathnet or its designee, including providing any escorts necessary for Pathnet to supplement the Services.

          7.2.4 In the event Pathnet either (i) does not renew this Agreement or (ii) supplements the Services, Incumbent shall have the right to continue to maintain the Initial System at Incumbent's sole expense, so long as such maintenance shall not impact Pathnet's ability to maintain the System.


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8.   PERIODIC REVIEWS; AUDIT RIGHTS; SAVINGS CLAUSE

     8.1  REVIEWS

          8.1.l     ANNUAL REVIEW.  As part of the annual renewal of this
          Maintenance Agreement, Pathnet and Incumbent may review the Critical Service Levels and the Monthly Service Charges paid to Incumbent. Pathnet and Incumbent shall mutually agree to make adjustments to the Critical Service Levels, as appropriate, to reflect (i) improved performance capabilities associated with advances in technology and methods to perform the Services and (ii) modifications in the performance requirements of Pathnet's Customer. The Parties expect and understand that the Critical Service Levels may improve over time. Pathnet and Incumbent shall make adjustments pursuant to Schedule C to the Monthly Service Charges to reflect the material changes in the performance of the Services in accordance with any such revised Critical Service Levels.

          8.1.2 MAINTENANCE AND PROVISIONING TEST EQUIPMENT. Incumbent shall obtain and utilize the necessary measurement and monitoring tools and procedures, including, but not limited to, the Maintenance and Provisioning Test Equipment as set forth in Exhibit E-1 to Schedule E and other equipment necessary to measure and to report operational performance of the System against the applicable Critical Service Levels. Such measurement and monitoring tools and equipment shall permit reporting at a level of detail sufficient to verify compliance with Critical Service Levels and shall be reviewable by Pathnet upon reasonable notice. Upon request by Pathnet, Incumbent shall provide Pathnet with information and access to such tools and procedures for purposes of verification.

     8.2  AUDIT AND INSPECTION RIGHTS

          8.2.1 Incumbent shall maintain accurate log and dispatch reports, recording any reported Outages or operations below Critical Service Levels and the appropriate actions taken to restore service. Pathnet shall have the right to audit any and all log and dispatch reports related to the maintenance and provisioning of the System. These reports shall be available to Pathnet for its inspection at Incumbent's Facilities and a copy of the compilation of these reports is to be forwarded to Pathnet on a quarterly basis.

          8.2.2 Subject to Section 7.2.3 of this Maintenance Agreement and no more than once each annual period, Pathnet shall have the right to inspect the Facilities and Equipment Maintenance and Circuit Provisioning at any time upon reasonable notice to Incumbent and to supplement such Services during Pathnet's inspection; provided Pathnet complies with any and all Incumbent security procedures.


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     8.3  SAVINGS CLAUSE

     Pathnet's failure to perform any of its responsibilities set forth in this Agreement (other than as provided in Section 9.1.2) shall not be deemed to be grounds for non-performance by Incumbent; provided, however, that Incumbent's non-performance of its obligations under this Agreement shall be excused if, and to the extent, (i) such Incumbent non-performance results from Pathnet's failure to perform its responsibilities, and (ii) Incumbent provides Pathnet with reasonable notice of such non-performance and uses commercially reasonable efforts to perform, notwithstanding Pathnet's failure to perform (with Pathnet reimbursing Incumbent for its additional Pass-Through Expenses for such efforts).


9.   TERMINATION

     9.1  TERMINATION FOR CAUSE

          9.1.1 In the event that Incumbent: (i) commits a material breach of this Maintenance Agreement, which breach is not cured within thirty
          (30) days after notice of breach from Pathnet to Incumbent or (ii) commits numerous breaches of its duties or obligations which collectively constitute a material breach of this Maintenance Agreement, Pathnet may, by giving reasonable written notice to Incumbent, terminate this Maintenance Agreement, in whole or in part, as of the date specified in the notice of termination. If Pathnet chooses to terminate this Maintenance Agreement in part, the charges payable to Incumbent under this Maintenance Agreement will be equitably adjusted to reflect those services that are terminated.

          9.1.2 In the event that Pathnet fails: (i) to pay Incumbent undisputed charges due under this Agreement totaling at least Five Thousand ($5,000) Dollars and fails to make such payment within thirty
          (30) days of notice from Incumbent of the failure to make such payment or (ii) upon thirty (30) days prior written notice from Incumbent to Pathnet otherwise fails to fulfill its obligations, Incumbent may, by giving written reasonable notice to Pathnet, terminate this Maintenance Agreement as of the date specified in the notice of termination.

     9.2  TERMINATION FOR CONVENIENCE

     Incumbent may terminate this Maintenance Agreement for convenience and without cause at any time by giving Pathnet at least one hundred and twenty
     (120) days' prior written notice before the end of the Term of this Maintenance Agreement indicating that Incumbent will not renew this Maintenance Agreement; provided, however, that Pathnet, its Affiliates, agents or Subcontractors may, at Pathnet's sole discretion, supplement or perform the Services set forth in this Maintenance Agreement. Pathnet, its Affiliates, agents or


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     Subcontractors shall comply with all Incumbent security and site access procedures and meet Incumbents insurance requirements.

     9.3  TERMINATION OR EXPIRATION ASSISTANCE

     In the event (i) Incumbent terminates this Maintenance Agreement for convenience; (ii) Pathnet does not renew this Maintenance Agreement because of Incumbent's failure to perform, or (iii) the Maintenance Agreement expires, Pathnet shall propose and Incumbent shall approve, which approval shall not be unreasonably withheld, a third-party, independent Maintenance and Circuit Provisioning provider, at least forty-five (45) days before termination or expiration of the Agreement to provide the Services at Incumbent's Facilities. Such independent Maintenance and Circuit Provisioning provider shall assume the obligation of Incumbent for any successive terms coterminous with the remaining term of the Agreement, unless such provider is replaced by Pathnet before the expiration of the term of this Maintenance Agreement or any extension thereof. In the event either Party terminates this Agreement for cause, Pathnet shall provide a third-party Maintenance and Circuit Provisioning provider to perform the Services, and Incumbent shall reasonably cooperate with such provider.
     Upon termination for any reason or expiration of this Maintenance Agreement, Pathnet shall have the right to full and free access to all Facilities, provided it complies with Incumbent security procedures, to supplement or perform the Services in accord with the Performance Standards.


10.  RELATIONSHIP OF THE PARTIES

Nothing in this Maintenance Agreement will imply a joint venture, partnership, or principal-agent relationship between the Parties. Neither Party will have any right, power or authority to act or create any obligation, express or implied, on behalf of the other Party, pursuant to this Maintenance Agreement.


11.  PROPRIETARY RIGHTS AND COPYRIGHTS

     11.1 Maintenance software, training materials, manuals or other proprietary information furnished by Pathnet ("Maintenance Aids") for Incumbent's use are either Pathnet's property or property of third parties and are proprietary. Incumbent agrees to keep such Maintenance Aids confidential and to use its best efforts to prevent the unauthorized disclosure and use of such Maintenance Aids.

     11.2 Incumbent agrees to use its best efforts not to allow copies of any Maintenance Aids furnished by Pathnet to be made without the prior written consent. Incumbent may make necessary copies of Maintenance Aids installed as part of its providing the Services subject to Incumbent's obligations under this Agreement.


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12.  REPRESENTATIONS AND WARRANTIES

     12.1 WORK STANDARDS

     Incumbent represents and warrants that the Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner, in accordance with the practices and high professional standards used in well-managed commercial telecommunications operations performing services similar to the Services. Incumbent represents and warrants that it shall use adequate numbers of qualified individuals with suitable training, education, experience, and skill to perform the Services.

     12.2 MAINTENANCE

     Incumbent represents and warrants that it shall perform Maintenance and Circuit Provisioning on the Equipment so that it operates in accordance with the specifications included in Schedule B, such as (i) maintaining equipment in good operating condition, subject to normal wear and tear,
     (ii) undertaking repairs and preventive maintenance on Equipment, and (iii) performing Circuit Provisioning in accordance with the applicable Equipment manufacturers' recommendations.

     12.3 EFFICIENCY AND COST EFFECTIVENESS

     Incumbent represents and warrants that it shall use its best efforts to use efficiently the resources or services necessary to provide the Services. Incumbent represents and warrants that it shall use its best efforts to perform the Services in the most cost-effective manner consistent with the required level of quality and performance as set forth in this Agreement.

     It has the requisite corporate or partnership power and authority to enter into this Maintenance Agreement and to carry out the transactions contemplated by this Maintenance Agreement; and

     The execution, delivery and performance of this Maintenance Agreement and the consummation of the transactions contemplated by this Maintenance Agreement have been duly authorized by the requisite corporate or partnership action on the part of such Party.

     12.5      INSURANCE

     Incumbent and Pathnet and any subcontractors engaged by Pathnet will comply with all of the provisions of Section 11 of the FPM Agreement, except that with respect to the Workman's Compensation insurance, Northern Border shall be an additional insured on Pathnet's coverage.


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

     12.6 SECURITY AND SAFETY PROCEDURES

     In the event Pathnet is required to supplement the Services, Pathnet shall comply with all reasonable Incumbent security and safety procedures as provided by the Incumbent in fulfilling its obligations.

     12.7      DISCLAIMER

     EXCEPT AS PROVIDED IN THIS MAINTENANCE AGREEMENT, THERE ARE NO OTHER EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ON THE PART OF EITHER PARTY.


13.  INDEMNITIES

     13.1 INDEMNIFICATION BY INCUMBENT

     Incumbent agrees to indemnify, defend and hold harmless Pathnet and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

          (a) Any claims of infringement of any patent, trade secret, copyright or other proprietary rights alleged to have occurred because of systems or other resources provided to Pathnet by Incumbent.

          (b) The untruth, inaccuracy or breach of any representation or warranty of Incumbent set forth in this Agreement.

          (c) The liability of Pathnet for (i) any personal injury, disease or death of any Person, (ii) damage to or loss of any property, money damages or specific performance owed to any Person (by contract or operation of law), or (iii) any fines, penalties, taxes, claims, demands, charges, actions, causes of action, assessments, environmental response costs, environmental penalties, injunctive obligations caused by, arising out of, or in any way incidental to, or in connection with, actions or omissions of Incumbent, its employees, Subcontractors or agents.

     13.2 INDEMNIFICATION BY PATHNET

     Pathnet agrees to indemnify, defend and hold harmless Incumbent, its Partners, Operator and Affiliates and their respective officers, directors, employees, agents, successors and


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

     assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

          (a) Any claims of infringement of any patent, trade secret, copyright or other proprietary rights alleged to have occurred because of systems or other resources provided by Incumbent to Pathnet.


          (b) The untruth, inaccuracy or breach of any representation or warranty of Pathnet set forth in this Agreement.

          (c) The liability of Incumbent for any (i) personal injury, disease or death of any Person, (ii) damage to or loss of any property, money damages or specific performance owed to any Person (by contract or operation of law), or (iii) any fines, penalties, taxes, assessments, environmental response costs, environmental penalties or injunctive obligations caused by, arising out of, or in any way incidental to, or in connection with, actions or omissions of Pathnet, its employees, Subcontractors or agents.

          (d) Any Losses, causes of action or suits arising out of Customer Agreements.

     13.3 INDEMNIFICATION PROCEDURES

     With respect to any claims for which the obligation to indemnify shall apply, the following procedures shall apply:

          13.3.1 NOTICE. Promptly after receipt by an entity entitled to indemnification under Section 13.1 or Section 13.2 of notice of the commencement or threatened commencement of any civil, criminal, administrative or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor elects to assume control of the defense and settlement of that claim (a "NOTICE OF ELECTION").

          13.3.2 PROCEDURE FOLLOWING NOTICE OF ELECTION. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that,
          (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of


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

          such claim, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the subsection (a) above, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor.

          13.3.3 PROCEDURE WHERE NO NOTICE OF ELECTION IS DELIVERED. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses.

     13.4 SUBROGATION

     In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to Section 13.1 or Section 13.2, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.


14.  LIABILITY

     14.1 GENERAL INTENT

     Subject to the specific provisions of this Article 14, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by this Maintenance Agreement.

     14.2      LIABILITY RESTRICTIONS

          14.2.1 SUBJECT TO SECTION 14.2.2 BELOW, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES, ARISING OUT OF OR IN CONJUNCTION WITH THIS MAINTENANCE AGREEMENT.

          14.2.2 The limitations set forth in Section 14.2.1 shall not apply with respect to (i) damages occasioned by willful misconduct or gross negligence of a Party or (ii) damages occasioned by a breach of
          Section 16.7.

          14.2.3 Pathnet agrees that all claims arising from and out of the terms of this Agreement, shall be limited to the assets of Incumbent and that all rights or remedies at law or in equity against Incumbent's partners by Pathnet, its successor, assigns and representatives are hereby expressly waived.

     14.3 FORCE MAJEURE

          14.3.1 No Party shall be liable for any default or delay in the performance of its obligations under this Maintenance Agreement (i) if and to the extent such default or delay is caused, directly or indirectly, by: fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions in any country; or any other cause beyond the reasonable control of such Party (a "Force Majeure" event), (ii) provided the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and can not reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means.

          14.3.2 In such event, the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within two (2) days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.


15.  DISPUTE RESOLUTION

     15.1 ARBITRATION; RESOLUTION OF DISPUTES

     Except as provided in Section 9, any and all disputes and controversies between Incumbent and Pathnet concerning the negotiation, interpretation, performance, breach or termination of this Agreement (each a "DISPUTE") shall be subject to resolution as set forth in this Section 15.

     15.2 SETTLEMENT DISCUSSIONS

     Any Dispute shall be attempted to be resolved first through amicable settlement discussions and each Party shall bear its own costs of such settlement discussions. Each Party hereby


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

     agrees to use good faith efforts to reach a settlement through such amicable settlement discussions.

     15.3 REFERRAL TO BINDING ARBITRATION

     In the event the Parties fail to reach a settlement of the Dispute pursuant to settlement discussions in accordance with Section 15.2, each Party shall have the right, but not the obligation, to refer such Dispute for final resolution by binding arbitration in accordance with the Center for Public Resources' (the "CENTER") Rules for Non-Administered Arbitration of Business Disputes (the "ARBITRATION RULES").

     15.4 BINDING EFFECT

     The Parties acknowledge and agree that (i) the award in any arbitration shall be final, conclusive and binding on the Parties and (ii) any such arbitration award be a final resolution of the Dispute between the Parties to the same extent as a final judgment of a court of competent jurisdiction.

     15.5 USE OF COURTS AND OTHER LEGAL REMEDIES

     Each Party covenants and agrees that it shall not resort to any court for legal remedies concerning any Dispute other than to enforce a final decision by the arbitrators or for preliminary, interim or provisional equitable relief in aid of arbitration.

     15.6 ARBITRATION PROCESS

          15.6.1 NOTICE. If the Parties cannot resolve a Dispute to their mutual satisfaction pursuant to Section 15.2, either Party may deliver to the other Party a written notice in accordance with the Arbitration Rules.

          15.6.2 SITE AND ARBITRATION TRIBUNAL. Absent agreement to the contrary by the Parties, the arbitration will be conducted in Omaha, NE, by a panel of three (3) arbitrators with expertise in the fields of telecommunications engineering and construction, PROVIDED, HOWEVER, in the case of particular witnesses not subject to subpoena at the designated hearing site, hearings may be held at any place designated by the arbitrators where such witnesses can be compelled to attend, and, with the consent of the Parties, before a single member of the arbitration tribunal. Within thirty (30) days after the filing of the notice of arbitration, each Party must select one (1) arbitrator and a third arbitrator will be selected by agreement of the two (2) arbitrators selected by the Parties. If either Party fails to select an arbitrator or there is no agreement on the selection of the third arbitrator, the Center will select such arbitrators.

          15.6.3 TRANSCRIPTS AND EVIDENCE. Both Parties shall cause a written transcript of all proceedings and testimony to be kept and the cost of such transcript shall be borne


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

          equally by the Parties pending the final award. All documents that either Party proposes to offer in evidence, except for those objected to by the other Party, shall be deemed to be self-authenticating.

          15.6.4 APPLICABLE LAW. The arbitrator shall determine the claims of the Parties and render their final award in accordance with the governing law of this Agreement as set forth in Section 16.8.

          15.6.5 SANCTIONS. The Parties acknowledge that, in addition to any other remedy allowed or specified in or under the Arbitration Rules, the failure of a Party to comply with any interim, partial or interlocutory order, after due notice and opportunity to cure such non-compliance, may be treated by the arbitrators as a default and all or some of the claims or defenses of the defaulting party may be stricken and partial or final award entered against such Party, as determined by the arbitrators in their sole discretion, sanctions as such arbitrators deem appropriate.

          15.6.6 LIMITATION ON AWARDS. Notwithstanding anything set forth herein or in the Arbitration Rules to the contrary, arbitrators may not award incidental, consequential or punitive damages in the resolutions of any Dispute and the Parties hereby waive all rights to and claims for monetary awards other than compensatory damages.

          15.6.7 PERIOD OF LIMITATIONS. In the event the Party claiming a Dispute does not institute binding arbitration within one (1) year after the commencement of settlement discussions pursuant to Section 15.2, such Party shall forever be barred from bringing a claim on the specific subject matter of such Dispute.

          15.6.8 ARBITRATION AWARD. Any arbitration award must be in writing and must contain findings of fact and conclusions of law upon which the arbitrators relied in making the decision relating to such award.

          15.6.9 ATTORNEYS FEES. The arbitrator shall award the reasonable cost, including attorneys fees, to the prevailing Party.


16.  MISCELLANEOUS

     16.1 NOTICE PROVISION

     All notices pertaining to disputes arising from this Maintenance Agreement shall be directed to a corporate or partnership entity or employee designated by the signators as having full rights and responsibilities to address such issues. Notices under this Maintenance Agreement shall be sufficient only if personally delivered by a commercial prepaid delivery or courier service or mailed by certified or registered mail, return receipt requested to a party at its address set forth in the signature block below or as amended by notice pursuant to this subsection. If not received sooner, notice by mail shall be deemed received five (5) business days after deposit in the U.S. mail. All notices shall be delivered as follows:

     If to Pathnet:

          Michael A. Lubin, Esquire
          Vice President and General Counsel
          Pathnet, Inc.
          1015 31st Street, NW
          Washington, DC  20007

     If to Incumbent:

          Al Behrens
          Director, Functional Strategies
          Northern Border Pipeline Company
          1111 South 103rd Street
          Omaha, NE 68124-1000


     16.2      BINDING NATURE; ENTIRE AGREEMENT

     Pathnet and Incumbent acknowledges (i) that each has read and understands the terms and conditions of this Maintenance Agreement and agrees to be bound by such terms and conditions, (ii) that this Maintenance Agreement is the complete and conclusive statement of the agreement between the Parties, and (iii) that this Maintenance Agreement sets forth the entire agreement and understanding between the Parties relating to the subject matter hereof. All understandings and agreements, oral and written, heretofore made between Incumbent and Pathnet relating to the subject matter hereof are merged in this Maintenance Agreement which alone, fully and completely expresses their agreement on the subject matter of maintenance service to be provided by Incumbent. The provisions of this Maintenance Agreement are separate and apart from the provisions of the Agreement and may not in any way affect either Party's obligations with regard to the Agreement.

     This Maintenance Agreement consists of the following, all of which are included and by this reference made a part hereof:

          Maintenance and Provisioning Services Agreement
          Schedule A: Maintenance and Circuit Provisioning Services Exhibit A-1: Incumbent Dispatch Procedures
          Schedule B: Critical Service Levels
          Schedule C: Charges

          Exhibit C-1: Incumbent Presumptive Labor and Mileage Rates Schedule D: Intentionally Omitted
          Schedule E: Spare Parts and Maintenance Test Equipment
          Exhibit E-1: Maintenance and Provisioning Test Equipment Schedule F: Incumbent Facilities and System
          Schedule G: Customer Service and Training


     16.3 AMENDMENT

     No modification of, additions to or waiver of this Maintenance Agreement shall be binding upon Incumbent and Pathnet unless such modification is in writing and signed by an authorized representative of each Party.

     16.4 SEVERABILITY

     If any term or provision of this Maintenance Agreement shall to any extent be held by a court or other tribunal to be invalid, void or unenforceable, then that term or provision shall be inoperative and void insofar as it is in conflict with law, but the remaining terms and provisions of this Maintenance Agreement shall nevertheless continue in full force and effect and the rights and obligations of the Parties shall be deemed to be restated to reflect newly as possible the original intentions of the Parties in accordance with applicable law.

     16.5 HEADINGS

     Section and paragraph headings used in this Maintenance Agreement are for reference and convenience only and are not to be deemed or construed to be part of this Maintenance Agreement.

     16.6      CONSENTS AND APPROVAL

     Except where expressly provided as being in the discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Maintenance Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Maintenance Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Maintenance Agreement, nor shall it be construed as a waiver of any rights under this Maintenance Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

     16.7 COMPLIANCE WITH LAWS AND REGULATIONS

     Each Party shall perform its obligations in a manner that complies with the applicable Federal, state and local laws, regulations, ordinances and codes (including identifying and procuring required permits, certificates, approvals and inspections). If a charge of non-compliance by either Party with any such laws, regulations, ordinances or codes occurs, the Party charged with such non-compliance shall promptly notify the other Party of such charges in writing.

     16.8 GOVERNING LAW

     This Maintenance Agreement and the rights and duties of the parties shall be governed and interpreted in accordance with the laws of the State of Nebraska, other than the choice of law rules thereof.

     16.9      BINDING NATURE AND ASSIGNMENT

     This Maintenance Agreement shall be binding on the Parties hereto and their respective successors and assigns. Neither Party may or shall have the power to assign this Maintenance Agreement without the prior written consent of the other, except that either Party may assign its rights and obligations under this Maintenance Agreement without the approval of the other Party to an entity which acquires all or substantially all of the assets of that Party to any subsidiary or Affiliate or successor in a merger or acquisition of that Party; provided that in no event shall any such assignment relieve that Party of its obligations under this Maintenance Agreement.

     16.10     WAIVER

     Failure or delay on the part of Incumbent or Pathnet to exercise any right, power or privilege under this Maintenance Agreement shall not constitute a waiver of any right power or privilege of this Maintenance Agreement.

     16.11     RELATIONSHIP OF PARTIES

     Incumbent, in furnishing the services hereunder, is acting as an independent contractor, and Incumbent has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by Incumbent under this Maintenance Agreement. Incumbent is not an agent of Pathnet and has no authority to represent Pathnet as to any matters, except as expressly authorized in this Maintenance Agreement.

     16.12     SURVIVAL

     Any provision of this Maintenance Agreement which contemplates performance or observance subsequent to any termination or expiration of this Maintenance Agreement shall survive any termination or expiration of this Maintenance Agreement and continue in full force and effect.

     16.13     COVENANT OF GOOD FAITH

     Each Party agrees that in its respective dealings with the other Party under or in connection with this Maintenance Agreement, it shall act in good faith.


                        [Signatures begin on following page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Maintenance and Provisioning Services Agreement, or caused it to be executed by a duly authorized officer, as of the date first written above.


                                   PATHNET, INC.


                                   By: /s/ Dave Schaeffer
                                      -------------------------------
                                      Name:  Dave Schaeffer
                                      Title: Chairman


                                   NORTHERN BORDER PIPELINE COMPANY

                                   By:  Northern Plains Natural Gas Company,
                                        Operator

                                   By: /s/ G. A. Rood
                                      -------------------------------
                                         Name: G. A. Rood
                                         Title: Vice President













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